OPPENHEIMER HOLDINGS INC. ANNOUNCES CEO SUCCESSION
ALBERT G. LOWENTHAL TRANSITIONS TO EXECUTIVE CHAIRMAN
ROBERT S. LOWENTHAL APPOINTED CEO & PRESIDENT

NEW YORK, February 27, 2025 – Oppenheimer Holdings Inc. today announced that Albert G. Lowenthal, Chairman of the Board of Directors and Chief Executive Officer (CEO), would step down as CEO of the Company and its primary operating subsidiary, Oppenheimer & Co. Inc. (Opco), effective at the close of the Annual Shareholders Meeting of the Company to be held on May 5, 2025. Mr. Lowenthal will continue in his role as Chairman of the Company and also will serve as Executive Chairman of Opco. He will be succeeded by Robert S. Lowenthal, currently serving as President and Head of Investment Banking, who will become CEO and President.

Bud Lowenthal has been leading Oppenheimer and its predecessors for 40 years and has spent 60 years in the financial services industry. During his tenure, he made fifteen strategic acquisitions, positioned the firm for growth, and built a resilient and well-capitalized balance sheet through disciplined investments. Under his leadership, the Company was transformed from a $5 million revenue and capital base entity in 1985 into a global firm, recently reporting record results including $1.4 billion in revenue and $71.5 million in earnings ($6.91 per share) for 2024.

The Company’s capital has expanded from $5 million to over $850 million, significantly enhancing shareholder value through consistent returns and long-term appreciation. The stock price has risen from $1.10 in 1985 per share to $64.09 at year-end, an over 5,726% increase (nearly 11% per year). Additionally, the Company has paid quarterly dividends to shareholders for 113 consecutive quarters. This growth has driven the firm’s expansion from 125 employees to over 3,000 across 90 locations, including London, Tel Aviv, and Hong Kong. As one of the few independent, non-bank broker-dealers with full-service capabilities, the firm has built a resilient culture, a recognizable brand, and a strong position in navigating market shifts.

“It has been my personal honor and professional privilege to lead Oppenheimer. For over 140 years, our firm has put capital to work for companies, entrepreneurs, individuals, and families—driving economic growth across America and beyond,” said Bud Lowenthal. “The Company continues to operate energetically and competes across a broad spectrum of capabilities, including Wealth Management, Capital Markets, and Investment Banking. The transition in leadership will serve all of our constituencies for many years to come.”

Rob Lowenthal has been a driving force at the Company for over 25 years, serving in diverse leadership roles that span revenue generation, infrastructure development, and corporate governance. As a member of the Board of Directors since 2013 and Chair of the Management Committee and Co-Chair of the Risk Management Committee, he has played a critical role in shaping the firm’s strategic direction. Since his appointment as President of the Company and Opco, he has led growth initiatives alongside business leaders, strategically aligning capital investments to drive operational efficiency, digital transformation, process improvement, and the strengthening of brand and culture.

Throughout his tenure, Rob has held pivotal leadership positions across the organization. As Head of Investment Banking, he oversaw all banking activities, including Mergers and Acquisitions, Restructuring, Private Placements, and Equity and Debt Capital Markets. Prior to that, he served as Opco’s Global Head of Fixed Income, where he was responsible for all taxable and non-taxable fixed income sales and trading. His career at the Company began as Senior Vice President and Chief Information Officer, overseeing the firm’s information systems and modernization of its core infrastructure. His breadth of experience and leadership have been instrumental in driving the Company’s growth and evolution.

Rob earned a Bachelor’s degree from the John M. Olin School of Business at Washington University in St. Louis and an MBA from Columbia University.

“We are grateful to Bud Lowenthal for his outstanding leadership and his many contributions,” said Paul Friedman, Lead Independent Director. “He is a remarkable leader and entrepreneur. He built a Company that helped clients, employees, and shareholders achieve their most important goals. He embodies the American spirit, knowing how to invest in ideas and businesses that count. We are confident that Rob Lowenthal is the right person to lead the Company into its next phase of growth.”

“I am honored to be appointed CEO of Oppenheimer,” said Rob Lowenthal. “The Company has a storied history and a legacy of providing generations of clients with exceptional service and valuable insights into their investments. I am excited by the opportunities ahead and the ways in which we can continue to deliver value to our shareholders, employees, and clients.”

Oppenheimer Holdings Inc.
Oppenheimer Holdings Inc., through its operating subsidiaries, is a leading middle market investment bank and full service broker-dealer that is engaged in a broad range of activities in the financial services industry, including retail securities brokerage, institutional sales and trading, investment banking (corporate and public finance), equity and fixed income research, market-making, trust services, and investment advisory and asset management services. With roots tracing back to 1881, the Company is headquartered in New York and has 90 locations across the United States and institutional businesses located in London, Tel Aviv, and Hong Kong.

Media Contact:
Joan Khoury
Senior Managing Director & Chief Marketing Officer
212. 825.4351
Joan.khoury@opco.com

Joseph Kuo / Michael Dugan
Haven Tower Group LLC
424.317.4851 or 424.317.4852
jkuo@haventower.com or mdugan@haventower.com